Exhibit 10.5

KERYX BIOPHARMACEUTICALS, INC.
2007 GENERAL COUNSEL INCENTIVE STOCK OPTION PLAN
SPECIAL NONSTATUTORY STOCK OPTION AGREEMENT

Optionee: Beth F. Levine

Number Shares Subject to Option: 150,000

Exercise Price per Share: $11.02

Date of Grant: April 25, 2007

1. Grant of Option. Keryx Biopharmaceuticals, Inc. (the “Company”) hereby grants to the Optionee named above (the “Optionee”) a Non-statutory Stock Option to purchase, on the terms and conditions set forth in this agreement (this “Option Agreement”), the number of shares indicated above of the Company’s $0.001 par value common stock (the “Stock”), at the exercise price per share set forth above (the “Options”).

2. Vesting of Options.

(a) Unless the exercisability of the Options is accelerated in accordance with this Agreement, the Options shall vest (become exercisable) as to 150,000 shares (the “Options”) in accordance with the following schedule:

Months of Employment	Number of Options Vested
12	37,500
15	9,375
18	9,375
21	9,375
24	9,375
27	9,375
30	9,375
33	9,375
36	9,375
39	9,375
42	9,375
45	9,375
48	9,375

(b) Notwithstanding the above, the Options will become immediately exercisable upon (i) the Optionee’s termination of service by the Company without Cause, (ii) the Optionee’s resignation for Good Reason, or (iii) upon a Change in Control (as such terms are defined in Optionee’s Employment Agreement, dated April 25, 2007 (the “Employment Agreement”)).

3. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the date of grant (the “Expiration Date”). To the extent not previously exercised, the Option will lapse in accordance with the following provisions, as applicable (but in no event later than the Expiration Date):

(a) Three (3) months after the termination of Optionee’s service for any reason other than by reason of Optionee’s (i) death, (ii) Disability, (iii) termination by the Company without Cause, (iv) resignation by Optionee for Good Reason, or (v) termination by the Company for Cause (as such terms are defined in the Employment Agreement).

(b) Twenty-four (24) months after the date of the termination of Optionee’s service by reason of Optionee’s (i) Disability, (ii) termination by the Company without Cause, or (iii) resignation by Optionee for Good Reason (as such terms are defined in the Employment Agreement).

(c) Twenty-four (24) months after the date of Optionee’s death, if Optionee dies while a service provider, or during the three-month period described in subsection (a) above or during the twenty-four month period described in subsection (b) above and before the Options otherwise lapse. Upon Optionee’s death, the Options may be exercised by Optionee’s designated beneficiary.

(d) Three (3) months after the date of Optionee’s termination of service by the Company for Cause (as such term is defined in the Employment Agreement).

If the Optionee or his beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the shares that were otherwise vested on the Optionee’s termination of service (including vesting by acceleration in accordance with Section 2 of this Agreement).

4. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the shares of Stock subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such shares of Stock shall be in (a) cash, (b) shares of Stock previously acquired by the purchaser, which have been held by the purchaser for such period of time, if any, as necessary to avoid variable accounting for the Option, or (c) any combination thereof, for the number of shares of Stock specified in such written notice. The value of surrendered shares of Stock for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

6. Withholding. The Company or any employer affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the Options shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.

7. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Section 5 any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the Options. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any affiliate.

8. Stock Reserve. The Company shall at all times during the term of this Option Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Option Agreement.

9. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Agreement; provided, however, that the Committee may (but need not) permit other transfers. The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

10. Restrictions on Issuance of Shares of Stock. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Stock covered by the Options upon any exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Successors. This Option Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement.

12. Severability. If any one or more of the provisions contained in this Option Agreement are invalid, illegal or unenforceable, the other provisions of this Option Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Option Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Keryx Biopharmaceuticals, Inc.
750 Lexington Avenue
New York, NY 10022
Attn: Secretary

or any other address designated by the Company in a written notice to the Optionee. Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.

14. Definitions.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

“Committee” means the Compensation Committee of the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Option Agreement or may act as administrator of the Option Agreement for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Option Agreement, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee shall include the Board.

“Fair Market Value”, on any date, means (i) if shares of Stock are listed on a securities exchange or are traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the shares of Stock are not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

IN WITNESS WHEREOF, Keryx Biopharmaceuticals, Inc., acting by and through its duly authorized officers, has caused this Option Agreement to be executed, and the Optionee has executed this Option Agreement, all as of the day and year first above written.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Michael S. Weiss
Name: Michael S. Weiss Title: Chief Executive Officer
OPTIONEE: /s/ Beth F. Levine Beth F. Levine